Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement of Kate Spade & Company on Form S-8 (No. 2-95258) of our report dated June 12, 2014 on our audits of the financial statements and supplemental schedule of Kate Spade & Company 401(k) Savings & Profit Sharing Plan as of December 31, 2013 and 2012, and for the year ended December 31, 2013, which report is included in this Annual Report on Form 11-K to be filed on or about June 12, 2014.

/s/ EisnerAmper LLP

Iselin, New Jersey

June 12, 2014